UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2019

SEAGATE TECHNOLOGY PUBLIC LIMITED COMPANY

(Exact name of registrant as specified in its charter)

Ireland	001-31560	98-0648577
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

38/39 Fitzwilliam Square Dublin 2, Ireland	D02 NX53
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (353) (1) 234-3136

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12 (b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Ordinary Shares, par value $0.00001 per share	STX	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 16, 2019, Seagate Technology public limited company (the “Company”) and its subsidiary Seagate HDD Cayman (the “Borrower”) entered into an amendment (the “Amendment”) to the Credit Agreement, dated as of February 20, 2019, by and among the Company, the Borrower, the lenders party thereto, and The Bank of Nova Scotia, as administrative agent (as amended from time to time, the “Existing Credit Agreement” and as amended by the Amendment, the “Credit Agreement”). The Amendment provides for a new term loan facility in the aggregate principal amount of up to $500,000,000 (“Term Loan”). The Term Loan may be drawn on in one or more borrowings at any time prior to December 15, 2019. In order to borrow under the Term Loan the Borrower must certify that it has repurchased, has irrevocably tendered for and repurchased, or concurrently with the making of such Term Loan will irrevocably accept tenders of and repurchase a portion of each or any of its outstanding Notes (as defined below). The Term Loan is repayable in quarterly installments beginning on December 31, 2020 and is scheduled to mature on September 16, 2025. The Term Loan will bear interest at a rate of LIBOR plus a variable margin that will be determined based on the corporate credit rating of the Borrower or one of its parent entities. The Term Loan is guaranteed by the same guarantors (“Guarantors”) that guarantee the Existing Credit Agreement. The other material terms of the Credit Agreement remain unchanged. In accordance with certain financial covenants in the indentures under which the Borrower issued each of its outstanding Senior Notes (including the Notes), the Borrower may not be able, from time to time, to draw the full amounts available under the Credit Facility unless certain subsidiary Guarantors enter into supplemental indentures for such issued and outstanding Senior Notes. Such subsidiary Guarantors plan to enter into such supplemental indentures.

On September 17, 2019, the Borrower requested borrowings under the Term Loan of $500,000,000 principal amount, the proceeds of which will be used together with cash on hand by the Borrower to make payment for the Notes that were validly tendered and not validly withdrawn in connection with the Offers (as defined below).

Certain of the lenders under the Credit Agreement and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Borrower or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference to this Item 2.03.

Item 8.01	Other Events.

On September 17, 2019, the Company issued a press release announcing the entry by the Borrower into a $500,000,000 term loan facility and the early tender results and upsizing for the previously announced cash tender offers (together, the “Offers”) by the Borrower to purchase up to $250,000,000 in aggregate principal amount of the Borrower’s outstanding 4.250% Senior Notes due 2022 (“2022 Notes”), up to $200,000,000 in aggregate principal amount of the Borrower’s outstanding 4.750% Senior Notes due 2023 (“2023 Notes”) and up to $75,000,000 in aggregate principal amount of the Borrower’s outstanding 4.750% Senior Notes due 2025 (“2025 Notes and, together with the 2022 Notes and 2023 Notes, the “Notes”).

On September 17, 2019, the Company also issued a press release announcing the pricing terms of the Borrower’s previously announced Offers.

Copies of the press releases are attached to this Current Report on Form 8-K as Exhibit 99.1 and 99.2 and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are attached to this Current Report on Form 8-K:

Exhibit No.	Description

99.1	Press release, dated September 17, 2019, of Seagate Technology plc entitled “Seagate Announces the Early Tender Results and Upsizing of Cash Tender Offers for Certain Outstanding Debt Securities and Entry into $500 Million Term Loan Facility”

99.2	Press release, dated September 17, 2019, of Seagate Technology plc entitled “Seagate Announces the Pricing Terms of Cash Tender Offers for Certain Outstanding Debt Securities”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SEAGATE TECHNOLOGY PUBLIC LIMITED COMPANY

Date: September 19, 2019	By:	/s/ Gianluca Romano
	Name:	Gianluca Romano
	Title:	Executive Vice President and Chief Financial Officer